UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2016

Oncobiologics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37759	38-3982704
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Clarke Drive Cranbury, New Jersey	08512
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 619-3990

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On December 22, 2016, Oncobiologics, Inc. (the “Company”) entered into a Note and Warrant Purchase Agreement with the accredited investors named therein providing for the issuance and sale of up to $10.0 million of senior secured promissory notes (the “Notes”), which bear interest at a rate of 5.0% per year and mature December 22, 2017 and warrants to acquire an aggregate 2.3 million shares of its common stock (the “Warrants”). The Warrants have a 5-year term and an exercise price of $3.00 per share. The Company closed the initial sale and purchase of the Notes and Warrants on December 22, 2016, issuing $8.35 million aggregate principal amount of Notes and Warrants to acquire an aggregate 1,920,500 shares of its common stock in exchange for $6.5 million of cash and an aggregate of $1.85 million of existing unsecured bridge notes issued by the Company in October, November and December 2016. The Company used approximately $2.4 million of the proceeds from the sale of the Notes and Warrants to pay off its existing senior secured bank loans, and will use the remainder for working capital purposes as it pursues strategic opportunities. The Company may issue up to $1.65 million of additional Notes and Warrants to acquire up to an additional 379,500 shares of its common stock in additional closings over the next 90 days without approval of the holders of the Notes. Under the Note and Warrant Purchase Agreement, the Company agreed to customary negative covenants restricting its ability to repay indebtedness to officers, pay dividends to stockholders, repay or incur other indebtedness other than as permitted, grant or suffer to exist a security interest in any of the Company’s assets, other than as permitted, or enter into any transactions with affiliates. In addition to the negative covenants in the Note and Warrant Purchase Agreement, the Notes include customary events of default.

In connection with the closing of the initial sale of the Notes and Warrants, the Company entered into a Security Agreement and an Intellectual Property Security Agreement, each dated December 22, 2016, granting the holders of the Notes a security interest in all of its assets.

Two directors of the Company, Messrs. Canute and Dyrness, participated in the financing by exchanging unsecured bridge notes having an aggregate principal amount of $0.4 million that they acquired in November 2016 for Notes having the same aggregate principal amount and Warrants to acquire an aggregate 92,000 shares of common stock.

The foregoing summaries of the Note and Warrant Purchase Agreement, Form of Note, Form of Warrant, Security Agreement and Intellectual Property Security Agreement are qualified in their entirety by reference to the complete text of such documents, copies of which are attached to this Current Report on Form 8-K as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure in Item 1.01 is incorporated by reference into this Item.

Item 3.02	Unregistered Sales of Equity Securities

The disclosure in Item 1.01 is incorporated by reference into this Item.

Item 3.03	Material Modification to Rights of Security Holders.

The disclosure in Item 1.01 is incorporated by reference into this Item.

Item 8.01	Other Information

On December 23, 2016, the Company issued a press release regarding the debt financing described herein, which is filed as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Note and Warrant Purchase Agreement dated December 22, 2016, by and among Oncobiologics, Inc. and the Purchasers named therein
10.2	Form of Senior Secured Promissory Note (included as Exhibit A to the Note and Warrant Purchase Agreement filed as Exhibit 10.1 hereto)
10.3	Form of Warrant (included as Exhibit B to the Note and Warrant Purchase Agreement filed as Exhibit 10.1 hereto)
10.4	Security Agreement dated December 22, 2016, by and among Oncobiologics, Inc. and the Secured Parties named therein
10.5	Intellectual Property Security Agreement dated December 22, 2016, by and among Oncobiologics, Inc. and the Secured Parties named therein
99.1	Press Release dated December 23, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oncobiologics, Inc.

Date: December 23, 2016	By:	/s/ Lawrence A. Kenyon
Lawrence A. Kenyon
Chief Financial Officer